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                                             Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Form S-3 Registration Statement No. 33-52337 of Morrison Knudsen Corporation of our report dated February 8, 1994 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the Company's method of accounting for post-retirement health care costs in 1992 to conform with Statement of Financial Accounting Standards No. 106) appearing in the Annual Report on Form 10-K of Morrison Knudsen Corporation for the year ended December 31, 1993, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE

Boise, Idaho
April 21, 1994